BHIT Announces Agreement to Purchase The Wood Energy Group

Boca Raton, Florida, June 1, 2009 — B.H.I.T. Inc. (OTCBB:BHIT.OB), today announced that on May 28, 2009 it entered into a stock purchase agreement with the owners of The Wood Energy Group, Inc. to purchase all of the outstanding shares of Wood Energy for a purchase price of $4.8 million in cash and $1.0 million in shares of common stock of BHIT, subject to adjustment. Wood Energy is engaged in the business of railroad tie reclamation and disposal. Completing the acquisition is contingent on the satisfaction of standard conditions, including BHIT being satisfied with its due diligence and finalizing financing arrangements. There can be no assurances that the transaction will be completed on the proposed terms, or at all.

About BHIT
B.H.I.T. Inc. is a shell company without significant operations or sources of revenues other than its investments. Our existing operations relate primarily to servicing our cash investment portfolio and maximizing existing capital with stable interest generating instruments. However, our management team is aggressively investigating potential operating companies to acquire and additional sources of financing. Currently we are focusing our efforts on railroad track construction, repair and maintenance businesses, but we cannot guarantee we will complete an acquisition in this industry. Accordingly, we may explore potential acquisitions in other industries as well.

Safe Harbor Regarding Forward-Looking Statements
Some of the statements that we make in this press release, including statements about our confidence in BHIT’s prospects and strategies are forward-looking statements within the meaning of § 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like “believe,” “expect,” “will,” “should,” “intend,” “plan,” or similar terms; others can be determined by context. Statements contained in this report that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in BHIT.

For additional information or clarification respecting BHIT, please contact: Gary O. Marino, Chairman of the Board and CEO, at 561-443-5300.